Exhibit (a)(52)

Exhibit (d)(37)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

x
ALAN G. STEVENS, Individually and on	:	Civil Action No. 1:10-cv-04481
Behalf of All Others Similarly Situated,	:
	:	CLASS ACTION
Plaintiff,	:
	:	DECLARATION OF MARK S. REICH IN
vs.	:	SUPPORT OF PLAINTIFF’S MOTION FOR
	:	TEMPORARY RESTRAINING ORDER
SEMBCORP UTILITIES PTE LTD.,	:
:
Defendants.	:
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I, Mark S. Reich, hereby declare as follows:

1. I am an attorney at law, licensed to practice before the courts of the State of New York. I am an associate of Robbins Geller Rudman & Robbins LLP (“Robbins Geller”), counsel of record for plaintiff Alan G. Stevens in the above-entitled action. I make this declaration in support of Plaintiff’s Motion for Temporary Restraining Order (“Motion”). I have personal knowledge of the matters stated herein and, if called upon, I could and would competently testify thereto.

2. This class action is brought pursuant to § 14(e) of the Exchange Act of 1934 (the “Exchange Act”) on behalf of plaintiff and the shareholders of Cascal N.V. (“Cascal” or the “Company”). Specifically, plaintiff alleges that Sembcorp Utilities Pte Ltd. (“Sembcorp”) has attempted to induce shareholders to participate in Sembcorp’s tender offer for all of the issued and outstanding shares of Cascal (the “Tender Offer”) on the basis of the materially misleading disclosures in violation of the Exchange Act, as discussed in detail in the accompanying Memorandum of Law.

3. Counsel from Robbins Geller had several telephone and email discussions with counsel from Clifford Chance LLP (“Clifford Chance”), counsel for Sembcorp, regarding this action, including plaintiffs intent to seek injunctive relief. On June 15, 2010, counsel from Robbins Geller informed counsel from Clifford Chance that plaintiff would be seeking a temporary restraining order from the Court.

4. A temporary restraining order preventing Sembcorp from proceeding with the Tender Offer is necessary because this action seeks to enjoin the Tender Offer until Sembcorp cures the material misstatements and omissions it made in the May 21, 2010 Schedule to Tender Offer Statement and Offer to Purchase (“Offer to Purchase”), and the Tender Offer is set to expire at 11:00 a.m., New York City time, on June 21,2010. If plaintiff’s Motion is not granted, plaintiff will be unable to present their motion for preliminary injunction to the Court with as complete an evidentiary record as possible under the time constraints present, and plaintiff and Cascal’s public shareholders will be irreparably harmed if they are forced to respond to the Tender Offer (which will result in a change of corporate control) without all material information they need to protect their interests.

5. Attached are true and correct copies of the following exhibits:

Exhibit A:	Excerpts from Sembcorp’s Schedule to Tender Offer Statement and Offer to Purchase, dated May 21, 2010, Exhibit (a)(1);

Exhibit B:	Cascal Press Release, “Cascal N.V. Announces Fiscal 2010 Year End Results.” dated June 16, 2010.

I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct. Executed this 16th day of June, 2010, at Melville, New York.

MARK S. REICH